Exhibit 99.1

Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Decision from the European Commission Regarding

Antitrust Practices in the Northern European Banana Market

CORAL GABLES, Fla. – October 15, 2008 – Fresh Del Monte Produce Inc. (NYSE: FDP) today announced that the European Commission has adopted a Decision following the conclusion of its investigation into the supply of bananas to the Northern European region of the European Economic Area. Following the Commission’s press release and mid-day briefing, Fresh Del Monte Produce understands that certain of its subsidiaries originally named by the Commission were not found to have breached EU Competition Rules, and also that none of the Company’s employees has been found to have breached EU Competition Rules.

Fresh Del Monte Produce confirms that a €14.7 million fine has been imposed on Internationale Fruchtimport Gesellschaft Weichert & Co KG (“Weichert”), a company in which Fresh Del Monte Produce indirectly held a non-controlling financial interest until December 2002. Weichert has been a subsidiary of Fyffes plc since January 2003. The Commission holds Fresh Del Monte Produce jointly and severally liable for Weichert’s conduct as a result of this financial interest. Fresh Del Monte Produce has not yet received the Commission’s decision and therefore is not able to comment on the Commission’s basis for asserting liability against the Company as a result of Weichert’s conduct. The Company believes, however, that any assertion of liability based on an allegation that the Company controlled Weichert would be without merit. Once the Company has received the full decision, it will consider its options, including an action for annulment in the European Court of First Instance.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 20-F for the year ended December 28, 2007 along with other reports that the Company has on file with the Securities and Exchange Commission.

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Fresh Del Monte Produce Inc.

Note to the Editor: This release and other press releases are available on the Company’s Web site, www.freshdelmonte.com.

Contact:	Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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